PROSPECTUS SUPPLEMENT NO. 1

Filed Pursuant to Rule 424(b)(3)

Registration File No. 333-137971

FP Technology, Inc.

PROSPECTUS SUPPLEMENT NO. 1 DATED November 16, 2006

TO THE PROSPECTUS DATED October 20, 2006

This Prospectus Supplement No. 1 supplements our Prospectus dated October 20, 2006 with the following attached document:

A.	Quarterly Report on Form 10-QSB for the period ended September 30, 2006

The attached information modifies and supersedes, in part, the information in the prospectus. Any information that is modified or superseded in the prospectus shall not be deemed to constitute a part of the Prospectus except as modified or superseded by this Prospectus Supplement.

This Prospectus Supplement No. 1 should be read in conjunction with the Prospectus, which is required to be delivered with this Prospectus Supplement.

INVESTING IN OUR COMMON STOCK INVOLVES A HIGH DEGREE OF RISK.

SEE “RISK FACTORS” BEGINNING ON PAGE 8 OF THE PROSPECTUS, AS

SUPPLEMENTED BY THIS PROSPECTUS SUPPLEMENT.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE

SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE

SECURITIES OR DETERMINED IF THIS PROSPECTUS SUPPLEMENT IS

TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A

CRIMINAL OFFENSE.

The date of this prospectus supplement is November 16, 2006

INDEX TO FILINGS

Annex
Quarterly Report on Form 10-QSB for the period ended September 30, 2006	A

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 10-QSB

☒	QUARTERLY REPORT PURSUANT TO SECTION 13 OR 15 (d) OF THE SECURITIES EXCHANGE ACT OF 1934

For the quarterly period ended September 30, 2006

OR

☐	TRANSITION REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

For the transition period from              to

Commission file number: 000-28515

FP TECHNOLOGY, INC.

(Exact name of small business issuer as specified in its charter)

Delaware	20-3446646
(State or other jurisdiction of incorporation or organization)	(IRS Employer Identification Number)

181 Wells Avenue, Newton, MA 02459
(Address of principal executive offices)

(617) 928-6001
(Issuer’s telephone number)

(Former name, former address and former fiscal year, if changed since last report)

Check whether the issuer (1) has filed all reports required to be filed  by Section 13 or 15 (d) of the Exchange Act during the past 12 months (or for such shorter period that the registrant was required to file such reports), and (2) has been subject to such filing requirements for the past 90 days: Yes ☒ No ☐

Indicate by check mark whether the registrant is a shell company (as defined in Rule 12b-2 of the Exchange Act). Yes ☐ No ☒

Check whether the registrant filed all documents and reports required to be filed by Section 12, 13 or 15(d) after distribution of securities under a plan confirmed by a court: Yes ☒ No ☐

The number of shares outstanding of the issuer’s common stock, par value $.001 per share, as of November 14, 2006 is 6,100,441 shares.

Transitional Small Business Disclosure Format (Check one): Yes ☐ No ☒

FP TECHNOLOGY, INC.

FP TECHNOLOGY, INC.
CONSOLIDATED BALANCE SHEET
September 30, 2006
(Unaudited)

ASSETS

Current assets
Cash and cash equivalents	$1,685,475
Restricted cash	50,000,000
Accounts receivable, net of allowance for doubtful accounts of $10,000	605,523
Debt issuance costs	674,071
Other current assets	668,102

Total current assets	$53,633,171

Property and equipment, net	166,438
Goodwill	4,772,413
Deposits	13,449

Total assets	$58,585,471

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities
Current portion of long-term debt	$52,250,000
Accounts payable	260,390
Accrued liabilities	1,851,143
Deferred revenue	1,729,501

Total current liabilities	$56,091,034

Commitments and contingencies

Stockholders’ equity
Preferred stock, $0.001 par value
Authorized - 5,000,000 shares
Issued and outstanding - none	—
Common stock, $0.001 par value
Authorized - 100,000,000 shares
Issued and outstanding - 6,100,441 shares	6,100
Additional paid in capital	8,226,928
Retained earnings (deficit)	(5,315,299)
Deferred compensation	(423,292)

Total stockholders’ equity	2,494,437

Total liabilities and stockholders’ equity	$58,585,471

The accompanying notes are an intergral part of these financial statements.

FP TECHNOLOGY, INC.
CONSOLIDATED STATEMENT OF OPERATIONS
For the Three Months Ended September 30, 2005 and 2006
(Unaudited)

	2005	2006
Revenues
ON Demand revenues	$41,555	$315,811
Enterprise revenues	1,106,174	712,201
Total revenues	1,147,729	1,028,012

Cost of goods sold
ON Demand costs	76,848	133,058
Enterprises costs	389,073	382,340
Total cost of goods sold	465,921	515,398

Gross profit	681,808	512,614

Operating expenses
Sales, general and administrative	416,575	1,259,062
Research and development	495,274	523,216
Restructuring and other special charges	4,617	—
Settlement of claim	(1,712,500)	—

Total operating expenses	(796,034)	1,782,278

Income (loss) from operations	1,477,842	(1,269,664)

Other income (expense), net
Interest (expense)	(71,250)	(1,834,118)
Other income	(19,111)	599,675
Total other income (expense), net	(90,361)	(1,234,443)

Net income (loss) from continuing operations	1,387,481	(2,504,107)

Loss from discontinued operations	(616,704)	—

Net Income (loss)	$770,777	$(2,504,107)

Net income (loss) per share - basic and diluted
Income (loss) from continuing operations	$0.64	$(0.66)

Loss from discontinued operations	$(0.28)	$—

Basic and diluted income (loss) per share	$0.36	$(0.66)

Basic and diluted weighted average common shares outstanding	2,177,414	3,785,916

The accompanying notes are an intergral part of these financial statements.

FP TECHNOLOGY, INC.
COLSOLIDATED STATEMENT OF STOCKHOLDERS’ EQUITY (DEFICIT)
For the Three Months Ended September 30, 2006
(unaudited)

	FP Technology, Inc.
	Common Stock			Retained
		$0.001	Additional Paid	Earnings	Deferred	Stockholders’
	Shares	Par Value	In Capital	(Deficit)	Compensation	Equity (Deficit)

Balance, June 30, 2006	5,100,441	$5,100	$2,182,237	$(2,811,192)	$(487,291)	$(1,111,146)

Sale of common stock	1,000,000	1,000	6,999,000			7,000,000

Expenses recorded in connection with stock sale			(954,309)			(954,309)

Net loss for the three months ended September 30, 2006	—	—	—	(2,504,107)	63,999	(2,440,108)

Balance, September 30, 2006	6,100,441	$6,100	$8,226,928	$(5,315,299)	$(423,292)	$2,494,437

The accompanying notes are an intergral part of these financial statements.

FP TECHNOLOGY, INC.
COLSOLIDATED STATEMENT OF CASH FLOWS
For the Three Months Ended September 30, 2005 and 2006
(Unaudited)

	2005	2006
Cash flows from operating activities
Net income	$770,777	$(2,504,107)
Adjustments to reconcile net income to net cash used in operating activities

Settlement of claim	(1,712,500)	—
Depreciation and amortization	60,723	1,242,597
Loss from discontinued operations	616,704	—
Changes in assets and liabilities
Accounts receivables	(61,756)	(490,317)
Unbilled services	2,748	—
Debt issuance costs	(55,150)	—
Prepaid expenses and other assets	9,134	(66,146)
Accounts payable	47,928	(263,781)
Accrued liabilities	(20,236)	(231,316)
Deferred revenue	257,142	119,844

Net cash provided by (used in) operating activities	(84,487)	(2,193,226)

Cash flows from investing activities
Restricted cash	—	(2,500,000)
Purchase of property and equipment	(4,457)	(14,968)
Other assets	20,802	41,767

Net cash provided by (used in) investing activities	16,345	(2,473,201)

Cash flows from financing activities
Proceeds from sale of stock net of expenses	—	6,045,691
Payments on notes payable	(1,250,000)	(500,000)
Debt issuance costs	—	(24,973)
Proceeds from notes payable	2,000,000	—

Net cash provided by financing activities	750,000	5,520,718

Net increase in cash and cash equivalents	681,858	854,291

Cash and cash equivalents, on June 30, 2005 and 2006	24,379	831,184

Cash and cash equivalents, end of period	$706,237	$1,685,475

Supplemental cash flow information:

Interest paid	$50,000	$48,667

Non Cash Financing and Investing Activities:
During the quarter ended September 30, 2005 the Company issued convertible notes and warrants and valued the conversion right and the warrants at $510,000.

The accompanying notes are an integral part of these financial statements.

Notes to Unaudited Financial Statements

1.    Basis of Presentation:

The accompanying unaudited financial statements have been prepared by the Company.  In the opinion of management, the accompanying unaudited financial statements contain all adjustments (consisting of only normal recurring accruals) necessary for a fair presentation of the financial position as of September 30, 2006, and the results of operations and cash flows for the periods ended September 30, 2005 and 2006.

In June 2006, FP Technology Holdings, Inc. (“FPT”) changed its name to FP Technology, Inc.

On June 29, 2006, AFG Enterprises USA, Inc. (“AFG”) as the 100% owner of all of the outstanding stock of FP Technology, Inc., merged with and into FP Technology, Inc. with FP Technology, Inc. as the surviving corporation.

On March 29, 2006, AFG entered into an Agreement and Plan of Merger by and among FP Merger Sub, Inc., a Delaware corporation and wholly-owned subsidiary of FPT, pursuant to which AFG agreed to acquire all of the issued and outstanding capital stock of FPT (the “FP Acquisition”).  AFG completed the acquisition of FPT on the same date, and FPT became a wholly-owned subsidiary of AFG.  In connection with the FP Acquisition, AFG changed its fiscal year end from December 31 to June 30.

As a result of the merger, each share of common stock of FPT outstanding immediately prior to the effective time of the merger (the “Effective Time”) was converted into the right to receive shares of common stock of AFG at an exchange ratio of 0.4032248 for each share of FPT common stock.  AFG issued an aggregate of 3,991,939 shares of its common stock, par value $0.001 per share (the “Purchase Price”) in exchange for all issued and outstanding shares of FPT common stock.  The issuance of such shares of common stock was exempt from registration requirements pursuant to Section 4(2) of the Securities Act of 1933, as amended (the “Securities Act”), and Rule 506 promulgated thereunder.  The transaction has been recorded as a recapitalization of FPT whereby the capital structure and outstanding shares of common stock have been adjusted as if there was a stock split and a subsequent issuance of common stock to AFG valued at the net book value of AFG at March 29, 2006.

Continuance of Operations:

The accompanying consolidated financial statements have been prepared by the Company on a going concern basis in accordance with accounting principles generally accepted in the United States of America. As such, the statements anticipate the realization of assets and the liquidation of liabilities in the normal course of business.  Notwithstanding this fact, the Company has been incurring losses and negative cash flow.  For the period ended September 30, 2006, the

Company incurred a net loss of approximately $2.5 million and negative cash flows from operations of $2.2 million. In the event the Company is not successful in generating profits and positive cash flow from operations in future periods, it will be dependent upon additional financing to support its continuing operations.  While the Company has been successful in completing numerous rounds of financing, including the recent $7,000,000 PIPE Financing, no assurances can be given that additional financing will be available, in which case, the Company’s ability to achieve its business objectives will be adversely affected.  The accompanying consolidated financial statements do not include any adjustments that might result from such adverse outcomes.

2.    Income taxes:

No provision for income taxes is required at September 30, 2006, because, in management’s estimation the Company will not recognize any taxable income through the fiscal year ended June 30, 2007.

3.    Recent Financings:

On August 31, 2006, the Company completed a private placement of public equity units (the “Units”) of FP Technology, Inc. (the “PIPE Financing”).  The Units were offered through Rodman & Renshaw, LLC, as placement agent, on a best efforts basis at $7.00 per Unit.  Each Unit consisted of one share of common stock, $0.001 par value per share, of the Company (“Common Stock”) and a warrant (“Warrant”) to acquire one share of Common Stock at $7.00 per share.

The Units were offered pursuant to Rule 506 of Regulation D under the Securities Act of 1933.  To purchase Units, the investor had to be an accredited investor and meet the other suitability requirements set forth under the caption “Investor Suitability Requirements and Subscription Procedures” within the offering documents.  The Company closed its private placement offering on August 31, 2006, raising $7,000,000 (1,000,000 Units) in gross equity proceeds.  The net proceeds of the offering are to be used for working capital purposes and debt retirement.

On August 18, 2006 the Company deposited $2,500,000 to the CAP escrow fund maintained for the CAP Financing, bringing the fund balance to $50,000,000 in accordance with the terms and conditions of the CAP Financing as described below.  Additionally, on the same date, the Company repaid Trident Growth Fund, L.P. $500,000 of principal.

4.    Notes Payable:

On September 13, 2005, Trident Growth Fund, L.P. (“Trident”) loaned FPT $2,000,000 with interest accruing at 12% per annum.  Interest is payable monthly and the principal was due on September 13, 2006 or upon consummation of a change in control transaction.  The Note was originally convertible into shares of common stock based upon a fixed ratio.  On or about November 25, 2005, FPT closed an additional $500,000 note with Trident Growth Fund on the same terms and conditions as the note issued in September 2005.  The funds received pursuant to the September Note and the November Note have been used for working capital required as the Company transitions from its legacy enterprise software business to its OnDemand revenue model.

On September 13, 2005, Firepond, FP Technology Holdings, Inc. and General Motors entered into a letter agreement whereby General Motors accepted $1,250,000 in cash from FP Technology Holdings, received a $250,000 unsecured note from FP Technology Holdings, cancelled the note due from Firepond and released its security interest in Firepond assets.

On March 29, 2006, AFG entered into a Securities Purchase Agreement (the “Purchase Agreement”) with certain investors (the “Buyers”) to which the Buyers agreed to purchase (i) AFG’s Senior Secured Nonconvertible Notes due 2011 (the “Nonconvertible Notes”) in an aggregate principal amount of $50,000,000 (“CAP Financing”), which Nonconvertible Notes may be exchanged for Senior Secured Convertible Notes due 2011 (the “Convertible Notes”, and together with the Nonconvertible Notes, the “Notes”) or redeemed under certain circumstances, and which Convertible Notes are convertible into shares of AFG’s common stock (the “Conversion Shares”); and (ii) warrants (the “Warrants”) to acquire in the aggregate up to 6,875,000 shares of AFG’s common stock (including warrants granted to the placement agent to acquire 625,000 shares of common stock) exercisable from the earlier of six months after issuance or the Threshold Acquisition Date (as such term is defined in the Indenture) until March 29, 2011 at an exercise price equal to the lower of $8.00 or 125% of the per share price of AFG’s common stock to be sold in the PIPE Financing.  The purchase and sale of the Notes and Warrants was consummated on March 29, 2006.

On September 13, 2006, the Company modified the Trident loan to provide for a repayment of the remaining unpaid principle balance of $2,000,000 ratably over a 24 month period plus interest at 12% per annum.

5.    Litigation:

In August, 2001, Firepond, Inc. (“Firepond”) was named as a defendant in a securities class action filed in United States District Court for the Southern District of New York related to its initial public offering (“IPO”) in February, 2000.  The lawsuit also named certain of the underwriters of the IPO, including FleetBoston, Dain Rauscher, and SG Cowan, as well as officers and directors of Firepond, Klaus P. Besier and Paul K. McDermott, as defendants.  Approximately 300 other issuers and their underwriters have had similar suits filed against them, all of which are included in a single coordinated proceeding in the Southern District of New York (the “IPO Litigations”).  The complaints allege that the prospectus and the registration statement for the IPO failed to disclose that the underwriters allegedly solicited and received “excessive” commissions from investors and that some investors in the IPO allegedly agreed with the underwriters to buy additional shares in the aftermarket in order to inflate the price of Firepond’s stock.  An amended complaint was filed April

19, 2002.  Firepond, Inc. and the officers and directors identified above were named in the suits pursuant to Section 11 of the Securities Act of 1933, Section 10(b) of the Exchange Act of 1934, and other related provisions.  The complaints seek unspecified damages, attorney and expert fees, and other unspecified litigation costs.

On July 1, 2002, the underwriter defendants in the consolidated actions moved to dismiss all of the IPO Litigations, including the action involving Firepond.

In June 2003, a proposed settlement of this litigation was structured between the plaintiffs, the issuer defendants in the consolidated actions, the issuer officers and directors named as defendants, and the issuers’ insurance companies.  On or about July 30, 2003, a committee of Firepond’s Board of Directors conditionally approved the proposed partial settlement.  The settlement would provide, among other things, a release of Firepond and of the individual defendants for the conduct alleged to be wrongful in the amended complaint.  Firepond would agree to undertake other responsibilities under the partial settlement, including agreeing to assign away, not assert, or release certain potential claims the Company may have against its underwriters.  Any direct financial impact of the proposed settlement is expected to be borne by Firepond’s insurance carriers.

In June 2004, an agreement of settlement was submitted to the court for preliminary approval.  The court granted the preliminary approval motion on February 15, 2005, subject to certain modifications.

On August 31, 2005, the court issued a preliminary order further approving the modifications to the settlement and certifying the settlement classes. The court also appointed the Notice Administrator for the settlement and ordered that notice of the settlement be distributed to all settlement class members beginning on November 15, 2005.  The settlement fairness hearing was held on April 24, 2006, and the court reserved decision.  If the court determines that the settlement is fair to the class members, the settlement will be approved.  There can be no assurance that this proposed settlement will be approved and implemented in its current form, or at all.

The Company is also subject to various other claims and legal actions arising in the ordinary course of business. In the opinion of management, after consultation with legal counsel, the ultimate disposition of these matters is not expected to have a material effect on the Company’s business, financial condition, or results of operations.

6.    Subsequent events:

On October 27, 2006, the Company renegotiated and amended its note with General Motors Corporation to provide for a payment of $50,000 and an amortization of the remaining principle balance of $200,000 over a term of 24 months at a rate of 6% beginning in November, 2006.

ITEM 2.                    MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF
  OPERATIONS

Except for historical information, matters discussed in this report are forward-looking statements based on management’s estimates, assumptions and projections.  In some cases, you can identify forward-looking statements by terminology such as “may”, “will”, “should”, “expects”, “plans”, “anticipates”, “believes”, “estimates”, “predicts”, “potential” or “continue” or the negative of these terms or other comparable terminology. These statements are only predictions and involve known and unknown risks, uncertainties and other factors, including the risks in the section entitled “Risk Factors”, that may cause our Company’s or our industry’s actual results, levels of activity, performance or achievements to be materially different from any future results, levels of activity, performance or achievements expressed or implied by these forward-looking statements. Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance or achievements. Except as required by applicable law, including the securities laws of the United States, we do not intend to update any of the forward-looking statements to conform these statements to actual results.

As used in this report, the terms “we”, “us”, “our”, “the Company” or “FPT” mean FP Technology, Inc., after giving effect to the reorganization (as described in more detail under “Overview—Corporate History” below).

Overview

We are a leading provider of CPQ, or “Configure, Price, Quote”, on-demand, multi-tenant software that automates and simplifies product pricing and configuration for companies and helps these enterprises improve order accuracy and reduce their total cost of sales.  Our predecessor, Firepond, Inc. (“Firepond”), was founded in 1983.  Our suite of products help companies configure, price and quote complex products during the sales process, such as machinery, high technology products or insurance services.  Our sales solutions help companies optimize their sales processes, whether their need is to solve complex product or pricing configuration, create product catalogs or provide an interactive selling system, and dramatically improves response time.  Our current customers include Fortune 1000 companies such as Symantec, G.E. Tip Trailer, Freightliner, Cummins Power Generation, Deere & Company, Horizon Blue Cross Blue Shield, Siemens Building Technologies, Steelcase International and Case New Holland.

Our corporate headquarters are located at 181 Wells Avenue, Newton, Massachusetts 02459.  Our common stock, par value $0.001 per share (“Common Stock”), trades on the Over-the-Counter Bulletin Board under the symbol “FPTI.OB.”

We market our products under the Firepond brand name:

•                  Firepond OnDemand is an application that enables a company’s sales force and supporting organizations to configure complex products, and accurately price those products.  Firepond OnDemand is offered to customers independently or as an integrated service within the Salesforce.com product called Firepond OnDemand for Salesforce.com™.

•                  The Interactive Configurator Suite is a set of data maintenance tools, shared libraries and application program interfaces (APIs) that supply configuration capabilities to an application.  Firepond OnDemand is built on the Interactive Configurator Suite (ICS) technology platform.

We have offered our OnDemand application service since August 2005.  We execute our sales and marketing strategy through direct and indirect channels, and currently have sales relationships with several system integrators and resellers.  The recent increase in interest in CPQ applications, combined with the acceptance of the on-demand business model, have opened new opportunities for us in the form of partnerships with Salesforce.com and other enterprise applications providers which we are actively pursuing.

Technological feasibility of our software products occurs late in the development cycle and close to general release of the products. The development costs incurred between the time technological feasibility is established and general release of the product are not material.  As such, we expense these costs as incurred to research and development expense.  To enhance our product offering and market position, we believe it is essential for us to continue to make significant investment in research and development.

Corporate History

From the inception of our predecessor company, Firepond, Inc. (“Firepond”), in 1983 through 1997, we generated revenue primarily through providing custom development services.  These services consisted of the development of highly customized applications utilizing core software technology, and related software maintenance and data maintenance services. In early fiscal 1997, Firepond undertook a plan to change its strategic focus from a custom development services company to a software product company providing more standardized solutions.  Firepond’s first packaged software product was introduced in May 1997.  Firepond released the Firepond Application Suite in October 1999, and renamed and repackaged the Firepond Application Suite as the SalesPerformer Suite in December 2000.

In February 2000, Firepond completed its initial public offering.  Soon thereafter, as a result of a global slowdown in information technology spending, including in the Customer Relationship Management market, Firepond undertook a comprehensive restructuring of its operations.  Firepond incurred substantial losses from 2000 through 2003, during which period Firepond invested heavily in research and development.

On December 2, 2003, Jaguar Technology Holdings, LLC acquired Firepond in exchange for cash equal to $3.16 per share, and Firepond became a private company.  On September 13, 2005, FP Technology Holdings, Inc. (“FPT Holdings”) acquired all of the operating assets, certain liabilities, and all of the employees of Firepond as part of a restructuring and new financing transaction.  Before and after this transaction, both Firepond and FPT Holdings were 100% owned by the same entity.  On January 17, 2006, Firepond was liquidated, and a liquidating trust was created to liquidate the remaining assets of Firepond, enforce and pursue the causes of action of Firepond, provide for a reserve against the payment of any contingent liabilities, and distribute the net proceeds to its stockholder.

On March 29, 2006, AFG Enterprises USA, Inc. (“AFG”), a public shell company, acquired FPT Holdings pursuant to an Agreement and Plan of Merger.  In connection with this transaction, AFG changed its fiscal year from December 31 to June 30 to conform to FPT Holdings’ fiscal year end.  AFG issued an aggregate of 3,991,939 shares of its common stock to the stockholders of FPT Holdings in this transaction.

On June 29, 2006, AFG, the 100% owner of FPT Holdings, merged with and into FPT Holdings, with FPT Holdings as the surviving corporation.  On the same date, FPT Holdings changed its name to “FP Technology, Inc.”

For the period ended September 30, 2005, the financial statements presented herein are the combined financial statements of Firepond, Inc and FPT Holdings.  For the period ended September 30, 2006, the financial statements presented herein are the consolidated financial statements of the Firepond liquidating trust and FP Technology, Inc.

Recent Financings

PIPE Financing

In August 2006, we completed a private placement (the “PIPE Financing”) of an aggregate of 1,000,000 Units at $7.00 per Unit, with each Unit consisting of one share of our Common Stock and a warrant to purchase one additional share of Common Stock at $7.00 per share, exercisable for five years after issuance (the “PIPE Warrants”). We conducted the PIPE Financing through two closings which occurred on August 11 and August 31, 2006. The aggregate gross proceeds from the PIPE Financing totaled $7,000,000, not including fees and expenses of the offering.  The proceeds from the offering have been used to repay certain indebtedness of the Company (as described below) and will be used to provide working capital to the Company.  Rodman & Renshaw, LLC and National Securities Corporation acted as placement agent for the financing.

On October 12, 2006, the Company filed a registration statement on Form SB-2 to register for resale on Form SB-2 the shares of Common Stock issued in the PIPE Financing as well as the shares of Common Stock issuable upon exercise of the PIPE Warrants. The registration statement became effective on October 20, 2006.

CAP Financing — Private Placement of Notes and Warrants

On March 29, 2006, we (through our predecessor AFG) entered into a Securities Purchase Agreement (the “Purchase Agreement”) with certain institutional investors (the “Buyers”), pursuant to which the Buyers purchased (i) our Senior Secured Nonconvertible Notes due 2011 (the “Nonconvertible Notes”) in an aggregate principal amount of $50,000,000 (the “CAP Financing”), which Nonconvertible Notes may be exchanged for Senior Secured Convertible Notes due 2011 (the “Convertible Notes”, and together with the Nonconvertible Notes, the “Notes”) or redeemed under certain circumstances, and which Convertible Notes are convertible into shares of our Common Stock (the “Conversion Shares”); and (ii) warrants (the “CAP Warrants”) to acquire in the aggregate up to 6,875,000 shares of our Common Stock (including warrants granted to the placement agent to acquire 625,000 shares of Common Stock) (the “CAP Warrant Shares”), exercisable from the earlier of six months after issuance or the Threshold Acquisition Date (as such term is defined in the Indenture, described below) until March 29, 2011 at an exercise price equal to the lower of $8.00 or 125% of the per share price of our common stock to be sold in the PIPE Financing. The purchase and sale of the Notes and CAP Warrants was consummated on March 29, 2006. The Notes are subject to certain requirements which must be fulfilled or the Notes will be callable within one year of issuance.

Pursuant to the terms of an Indenture dated as of March 29, 2006 (the “Indenture”) executed by us, as Issuer, and The Bank of New York, as Trustee (in such capacity, the “Trustee”), we issued the Nonconvertible Notes to the Buyers.  Under the terms of the Indenture and the Escrow Agreement dated as of March 29, 2006 (the “Escrow Agreement”) between us and the Trustee, ninety-five percent of the proceeds of the Nonconvertible Notes were paid into an interest-bearing account (the “Escrow Account”) maintained by the Escrow Agent for the benefit of the holders of the Nonconvertible Notes (the “Nonconvertible Holders”).

On August 18, 2006, we deposited $2,500,000 received in the PIPE Financing into the Escrow Account making the aggregate funds in the Escrow Account equal to $50,000,000.

Trident Financing

On September 13, 2005, Trident Growth Fund, L.P. (“Trident”) loaned FPT Holdings $2,000,000, with interest accruing at 12% per annum.  Interest is payable monthly and principal due on the earlier of

September 30, 2006 or on consummation of a change in control transaction.  The Note was originally convertible into shares of Common Stock based upon a fixed ratio.  On or about November 25, 2005, FPT Holdings closed an additional $500,000 note with Trident on the same terms and conditions as the note issued in September 2005.  The funds received pursuant to these Notes were used for working capital.

On August 18, 2006, we repaid $500,000 of principal on the Trident debt from proceeds received in the PIPE Financing.

The Trident loan was amended as of September 13, 2006, extending the maturity date to August 31, 2008 and providing for ratable monthly payments of principal plus accrued interest beginning September 30, 2006.   As of the date of this report, $1,833,333 remains outstanding on the Trident debt.

Financial Condition

The Company had $58,585,471 in total assets and $56,091,034 in total liabilities at September 30, 2006, as compared to $6,593,249 and $4,138,615 at September 30, 2005, respectively.  Accounts payable at September 30, 2006 were $260,390 as compared to $207,671 at September 30, 2005.  Accrued expenses were $1,851,143 at September 30, 2006 compared to $703,291 at September 30, 2005.  Notes payable increased from $1,511,250 at September 30, 2005 to $52,250,000 at September 30, 2006.  The Company had a working capital deficit of $2,457,863 at September 30, 2006 as compared to a working capital deficit of $2,599,513 at September 30, 2005.

Results of Operations

For the three months ended September 30, 2006, the Company had revenues of $1,028,012, cost of goods sold of $515,398, operating expenses including general and administrative expenses and research and development expenses of $1,782,278, interest expense of $1,834,118 and other income of $599,676.

We incurred stock-based compensation charges during the quarter ended September 30, 2006 of $63,999.  We anticipate that some stock based compensation charges will be incurred throughout fiscal 2007 through restricted stock grants and stock options to board members, executive management, employees and consultants.

Quarter Ended September 30, 2006 Compared to Quarter Ended September 30, 2005

For the quarter ended September 30, 2006, the Company sustained a net loss of $2,504,107, as compared to net income of $770,777 for the quarter ended September 30, 2005.  Revenues for the quarter ended September 30, 2006 were $1,028,012 as compared to revenues of $1,147,729 for the September 30, 2005 quarter or a decrease of 10.4%.  Cost of goods sold were $515,398 in the quarter ended September 30, 2006 as compared to $465,921 in the prior year quarter or an increase of 10.6%.  Operating expenses were $1,782,278 in the September 30, 2006 quarter as compared to a credit of $796,034 for the quarter ended September 30, 2005. Such increase was primarily the result of a legal settlement received in the quarter ended September 30, 2005 totaling $1,712,500 combined with an increase in general and administrative expenses and other costs and expenses associated with the shift in business focus to OnDemand software. Sales, general and administrative expenses increased by $842,487 or 202.2% primarily for salaries and other personnel-related costs for executive, financial, human resource, information services, and other administrative functions, as well as the amortization of legal and accounting costs associated with the closing of the merger of AFG and FPT Holdings and the related CAP Financing.  Additionally, the Company has added a senior marketing executive along with a marketing support staff to pursue sales and marketing efforts associated with our OnDemand business strategy.  Other income and expenses increased $1,144,082 from $90,361 to $1,234,443 from the September 30, 2005 quarter to the September 30, 2006 quarter, an increase of 1,266% due to the increase in interest expense associated with the CAP Financing closed in March 2006 and the Trident debt financings closed in September and November 2005.  Included in interest expense is $1,138,987 resulting from amortization of debt issuance costs associated with the Trident and CAP loans.

Liquidity and Capital Resources

At September 30, 2006, the Company had cash and cash equivalents of $1,685,475 and a working capital deficit of $2,457,863 as compared with cash and cash equivalents of $706,237 and a working capital deficit of $2,599,513 at September 30, 2005.  Restricted cash totaled $50,000,000 as of September 30, 2006.

The Company is currently incurring losses from operations and is therefore funding its operations with cash reserves and proceeds from the recently completed $7,000,000 Pipe Financing (See “Recent Financings” above).   Net proceeds from this financing have been utilized: (1) to increase the CAP Financing Escrow Account by $2,500,000 to an aggregate amount of $50,000,000; (2) to repay $500,000 of the Trident debt; and (3) for general working capital purposes.

Challenges associated with our strategic transition from an enterprise based software delivery model to one based on an OnDemand subscription model have proven more difficult than originally anticipated.  While the number of OnDemand subscribers has met our initial expectations, the rate and pattern of subscription payments has resulted in less cash being generated than originally forecast.  As a result, we now believe that based upon current cash balances and forecasts of probable cash flows from future operations, the Company will require additional working capital in order to continue as a going concern for the next twelve months.  In order to address this issue, we are endeavoring to reduce costs, increase OnDemand revenues and secure additional sources of debt and equity financing.  However, there can be no assurance that such reductions in costs will be achievable, that increases in revenues will be realized or that additional sources of equity and debt financing will be available in a timeframe sufficient to enable the Company to continue its operations in the normal course.

CRITICAL ACCOUNTING POLICIES AND ESTIMATES

Our consolidated financial statements are prepared in accordance with accounting principles generally accepted in the United States. The preparation of these consolidated financial statements requires us to make estimates and assumptions that affect the reported amounts of assets, liabilities, revenues, costs and expenses, and related disclosures. On an ongoing basis, we evaluate our estimates and assumptions. Our actual results may differ from these estimates under different assumptions or conditions.

In December 2001, the SEC requested that all registrants list their most “critical accounting policies” in the Management’s Discussion & Analysis.  The SEC indicated that a “critical accounting policy” is one which is both important to the portrayal of the Company’s financial condition and results and requires our most difficult, subjective or complex judgments, often as a result of the need to make estimates about the effect of matters that are inherently uncertain. We believe that the following accounting policies fit this definition:

Revenue Recognition

Enterprise Software Revenue Recognition

Enterprise software revenue or license revenue is generated from licensing the rights to the use of the Company’s packaged software products.  The Company recognizes enterprise software revenue based on the provisions of the American Institute of Certified Pubic Accountants (AICPA) Statement of Position, No. 97-2, “Software Revenue Recognition” (“SOP 97-2”), as amended, and Statement of Position No. 81-1, “Accounting for Performance of Construction-Type and Certain Production-Type Contracts” (“SOP 81-1”).

The Company generates enterprise software revenue from licenses and services.  License revenue is generated from licensing the rights to the use of the Company’s packaged software products.  Service revenue is generated from sales of maintenance, consulting and training services performed for customers that license the Company’s packaged software products.

The Company has concluded that generally, where the Company is responsible for implementation services for the SalesPerformer product suite and their components, the implementation services are essential to the customer’s use of the products.  In such arrangements, the Company recognizes revenue following the percentage-of-completion method over the implementation period.  Percentage of completion is computed on the basis of the number of implementation hours incurred to date compared to estimated total implementation hours.  This method is used because management has determined that past experience has evidenced expended hours to be the best measure of progress with respect to these types of arrangements.  In those instances where the estimate of total contract revenue and total contract cost indicate that a loss will be realized with respect to a particular arrangement, a provision for the entire loss on the contract is recorded in the period of determination.

In situations where the Company is not responsible for implementation services for the SalesPerformer product suite, the Company recognizes revenue on delivery of the packaged software provided (i) there is persuasive evidence of an arrangement, (ii) collection is probable and (iii) the fee is fixed or determinable.  In situations where the Company is not responsible for implementation services for the SalesPerformer product suite, but is obligated to provide unspecified additional software products in the future, the Company recognizes revenue as a subscription over the term of the commitment period.

For product sales that are recognized on delivery, the Company will execute contracts that govern the terms and conditions of each software license, as well as maintenance arrangements and other services arrangements.  If an arrangement includes an acceptance provision, acceptance occurs upon the earlier of receipt of a written customer acceptance or expiration of the acceptance period.

Revenue under multiple element arrangements (which may include several different software products and services sold together) is allocated to each element based on the residual method in accordance with Statement of Position, No. 98-9, “Software Revenue Recognition with Respect to Certain Arrangements” (“SOP 98-9”).  The Company uses the residual method when vendor-specific objective evidence of fair value does not exist for one of the delivered elements in the arrangement.  Under the residual method, the fair value of the undelivered elements is deferred and subsequently recognized.  The Company has established sufficient vendor-specific objective evidence for professional services, training and maintenance and support services based on the price charged when these elements are sold separately.  Accordingly, packaged software license revenue is recognized under the residual method in arrangements in which software is licensed with professional services, training, and maintenance and support services.

Revenue from maintenance services is recognized ratably over the term of the contract, typically one year.  Consulting revenue is primarily related to implementation services performed on a time-and-materials basis under separate service arrangements.  Revenue from consulting and training services is recognized as services are performed.

OnDemand Hosted License Revenue

Firepond OnDemand is an application that enables a company’s sales force and supporting organizations to configure complex products, and accurately price those products.  For Firepond OnDemand contracts, the Company does not actually deliver a software product to a customer for installation on the customer’s in-house systems but rather makes the software available to the customer through a Company hosting arrangement. In this case the Company installs and runs the software application either on its own or a third-party’s server giving customers access to the application via the Internet or a dedicated line.  Accordingly, the Company evaluates its revenue recognition in consideration of SOP 97-2 or whether such activity falls outside of such guidance.

An Emerging Issues Task Force was tasked with assessing the applicability of SOP 97-2 to such hosting arrangements and considering how a vendor’s hosting obligation would impact revenue recognition. This discussion resulted in the issuance of Emerging Issues Task Force 00-03, “Application of AICPA Statement of Position 97-2 to Arrangements That Include the Right to Use Software Stored on Another Entity’s Hardware” (“EITF 00-03”). Under EITF 00-03, the Task Force reached a consensus that a hosting arrangement is within the scope of SOP 97-2 if:

•                                          the customer has the contractual right to take possession of the software at any time during the hosting period without significant penalty; and

•                                          it is feasible for the customer to either run the software on its own hardware or contract with another party unrelated to the vendor to host the software without significant penalty.

This allows the Company the ability to recognize that portion of the fee attributable to the license on delivery, while that portion of the fee related to the hosting element would be recognized ratably as the service is provided, assuming all other revenue recognition criteria have been met.   If a hosting arrangement fails to meet the requirements of EITF 00-03 then the arrangement is not considered to have a software element and therefore is outside of the scope of SOP 97-2. The hosting arrangement, which would follow a services accounting model, would then likely be accounted for in accordance with the guidance contained in the Securities and Exchange Commission’s Staff Accounting Bulletin No. 101, “Revenue Recognition in Financial Statements” (“SAB 101”).  SAB 101 contains the same four basic criteria for revenue recognition as SOP 97-2:

•              Persuasive evidence of an arrangement exists;

•              Delivery has occurred or services have been rendered;

•              The vendor’s price to the buyer is fixed or determinable; and

•              Collectibility is reasonably assured.

Once these conditions have been met, revenue can be recognized.  SAB 101 was amended by Securities and Exchange Commission’s Staff Accounting Bulletin No. 104 (“Revenue Recognition, corrected copy” (“SAB 104”), which codified current and existing revenue recognition issues.    In consideration of the above criteria, in general terms, revenue from product-related hosted solution is recognized ratably over the term of the contract after payment has been received.  Hosted solution includes unspecified upgrades, end user support up to two primary contacts and hosted server support.

The Company has recorded deferred revenue on amounts billed or collected by the Company before satisfying the above revenue recognition criteria.  The Company recognizes revenue based on the provisions of the American Institute of Certified Pubic Accountants (AICPA) Statement of Position, No. 97-2, “Software Revenue Recognition” (“SOP 97-2”), as amended, and Statement of Position No. 81-1, “Accounting for Performance of Construction-Type and Certain Production-Type Contracts” (“SOP 81-1”).

Firepond recorded deferred revenue on amounts billed or collected by Firepond before satisfying the above revenue recognition criteria.  Deferred revenue at September 30, 2005 and 2006 consisted of the following:

	Period Ended September 30, 2005	Period Ended September 30, 2006
On Demand	$46,280	$626,036
Enterprise maintenance	1,399,149	1,103,465
Total	$1,445,429	$1,729,501

Cost of Revenue

Cost of licenses includes royalties, media, product packaging, documentation, and other production costs.

Cost of product-related services and maintenance and cost of custom development services revenue consist primarily of salaries, related costs for development, consulting, training and customer support personnel, including cost of services provided by third-party consultants engaged by the Company.

Property and Equipment

Property and equipment are stated at cost. Depreciation is computed using the straight-line method over the estimated useful lives of the assets, as follows:

Computer equipment and software	2 to 5 years
Furniture and fixtures	5 years
Leasehold improvements	5 years

The cost of assets retired or disposed of and the accumulated depreciation thereon is removed from the accounts with any gain or loss realized upon sale or disposal credited or charged to operations, respectively.

Goodwill

Prior to the January 1, 2002 implementation of Statement of Financial Accounting Standards No. 142, “Goodwill and Other Intangible Assets” (SFAS 142”), goodwill was amortized on a straight-line basis over 5-20 years.  Since that date, goodwill has been subject to periodic impairment tests in accordance with SFAS 142.

The Company identifies and records impairment losses on long-lived assets, including goodwill that is not identified with an impaired asset, when events and circumstances indicate that an asset might be impaired.  Events and circumstances that may indicate that an asset is impaired include significant decreases in the market value of an asset, a change in the operating model or strategy and competitive forces.

If events and circumstances indicate that the carrying amount of an asset may not be recoverable and the expected undiscounted future cash flow attributable to the asset is less than the carrying amount of the asset, an impairment loss equal to the excess of the asset’s carrying value over its fair value is recorded.  Fair value is determined based on the present value of estimated expected future cash flows using a discount rate commensurate with the risk involved, quoted market prices or appraised values, depending on the nature of the assets.

Computer Software Development Costs and Research and Development Expenses

The Company incurs software development costs associated with its licensed products as well as new products.  Since June 1997, the Company determined that technological feasibility occurs upon the successful development of a working model, which happens late in the development cycle and close to general release of the products.  Because the development costs incurred between the time technological feasibility is established and general release of the product are not material, the Company expenses these costs as incurred.

ITEM 3.  CONTROLS AND PROCEDURES

(a)          Evaluation of Disclosure Controls and Procedures.

We conducted an evaluation under the supervision and with the participation of our management, including our Chief Executive Officer and Chief Financial Officer, of the effectiveness of the design and operation of our disclosure controls and procedures (as defined in Rules 13a-15(e) under the Securities Exchange Act of 1934 (“Exchange Act”)) as of September 30, 2006.  Based upon that evaluation, our Chief Executive Officer and Chief Financial Officer have determined that our disclosure controls and procedures have been designed and are being operated in a manner that provides reasonable assurance that the information required to be disclosed in our Exchange Act reports is recorded, processed, summarized and reported within the time periods specified in the Securities and Exchange Commission’s rules and forms, and that such information is accumulated and communicated to our management, including our Chief Executive Officer and Chief Financial Officer, as appropriate, to allow timely decisions regarding required disclosure.  In designing and evaluating the disclosure controls and procedures, our management recognizes that any controls and procedures, no matter how well designed and operated, can provide only reasonable assurance of achieving the desired control objectives, and our management necessarily is required to apply its judgment in evaluating the cost-benefit relationship of possible controls and procedures.

(b)         Management’s responsibility for financial statements

Our management is responsible for the integrity and objectivity of all information presented in this report. The consolidated financial statements were prepared in conformity with accounting principles generally accepted in the United States of America and include amounts based on management’s best estimates and judgments. Management believes the consolidated financial statements fairly reflect the form and substance of transactions and that the financial statements fairly represent the Company’s financial position and results of operations for the periods and as of the dates stated therein.

(c) Changes in internal control over financial reporting

There have been no changes in our internal control over financial reporting during the quarter ended September 30, 2006 that have materially affected, or are reasonably likely to materially affect, our internal control over financial reporting.

PART II - OTHER INFORMATION

ITEM 1.  LEGAL PROCEEDINGS

IPO Litigation

We disclosed in our Annual Report on Form 10-KSB for the year ended June 30, 2006 certain litigation against our predecessor, Firepond, Inc., relating to its initial public offering, which litigation was commenced in August 2001.  There have been no material developments in this matter.

We may from time to time also be subject to various other claims and legal actions arising in the ordinary course of business.  In the opinion of management, after consultation with legal counsel, the ultimate disposition of these matters is not expected to have a material effect on our business, financial condition, or results of operations.

ITEM 2.  UNREGISTERED SALES OF EQUITY SECURITIES AND USE OF PROCEEDS

In August 2006, we completed the PIPE Financing, involving the sale of an aggregate of 1,000,000 Units at $7.00 per Unit, with each Unit consisting of one share of our Common Stock and a warrant to purchase one additional share of Common Stock at $7.00 per share, exercisable for five years after issuance (the “PIPE Warrants”). The aggregate gross proceeds from the PIPE Financing totaled $7,000,000, not including fees and expenses of the offering.  The proceeds from the offering have been used to repay certain indebtedness of the Company and will be used to provide working capital to the Company.  Rodman & Renshaw, LLC and National Securities Corporation acted as placement agent for the financing.

The sale of securities in the PIPE Financing was not registered under the Securities Act of 1933, as amended (the “Act”), or any state securities laws. Such securities were sold in a private transaction exempt from registration pursuant to Section 4(2) of the Act and Regulation D promulgated thereunder.

ITEM 3.  DEFAULTS UPON SENIOR SECURITIES

None.

ITEM 4.  SUBMISSION OF MATTERS TO A VOTE OF SECURITY HOLDERS

None.

ITEM 5.  OTHER INFORMATION

None.

ITEM 6.  EXHIBITS

10.1 (1)	First Amendment, dated September 13, 2006, by and between FP Technology, Inc. and Trident Growth Fund, L.P.
10.2 (2)	Form of Securities Purchase Agreement entered into by the Registrant in connection with August 2006 PIPE Financing
10.3 (2)	Form of Warrant issued by the Registrant in connection with August 2006 PIPE Financing
10.4 (2)	Form of Registration Rights Agreement entered into by the Registrant in connection with August 2006 PIPE Financing
31.1	Certification of Principal Executive Officer pursuant to Rule 13a-14(a) or Rule 15d-14(a)
31.2	Certification of Principal Financial Officer pursuant to Rule 13a-14(a) or Rule 15d-14(a)
32.1	Certification pursuant to 18 U.S.C. Section 1350, as adopted pursuant To Section 906 of The Sarbanes-Oxley Act Of 2002

(1)           Previously filed as an exhibit to Annual Report on Form 10-KSB filed on September 28, 2006, and incorporated herein by reference.

(2)           Previously filed as an exhibit to Form 8-K filed on September 7, 2006, and incorporated herein by reference.

Signatures

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Date: November 14, 2006	FP Technology, Inc. (Registrant)

	By:	/s/ William Santo
William Santo, CEO

	By:	/s/ Stephen Peary
Stephen Peary, CFO

Exhibit 31.1

Certification of Principal Executive Officer
Pursuant to Rule 13a-14(a) or Rule 15d-14(a)
of the Securities Exchange Act of 1934, as amended

I, William Santo, Chief Executive Officer of FP Technology, Inc. (the “Company”), certify that:

       1. I have reviewed this Quarterly report on Form 10-QSB of the Company;

       2. Based on my knowledge, this report does not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements made, in light of the circumstances under which such statements were made, not misleading with respect to the period covered by this report;

       3. Based on my knowledge, the financial statements, and other financial information included in this report, fairly present in all material respects the financial condition, results of operations and cash flows of the registrant as of, and for, the periods presented in this report;

       4. As the registrant’s certifying officer, I am responsible for establishing and maintaining disclosure controls and procedures (as defined in Exchange Act Rules 13a-15(e) and 15d-15(e)) for the registrant and I have:

       a) designed such disclosure controls and procedures, or caused such disclosure controls and procedures to be designed under our supervision, to ensure that material information relating to the registrant, including its consolidated subsidiaries, is made known to us by others within those entities, particularly during the period in which this report is being prepared;

       b) evaluated the effectiveness of the registrant’s disclosure controls and procedures and presented in this report our conclusions about the effectiveness of the disclosure controls and procedures, as of the end of the period covered by this report based on such evaluation; and

       c) disclosed in this report any change in the registrant’s internal control over financial reporting that occurred during the period covered by this report that has materially affected, or is reasonably likely to materially affect, the registrant’s internal control over financial reporting.

       5. As the registrant’s certifying officer, I have disclosed, based on my most evaluation  of internal control over financial reporting, to the registrant’s auditors and the audit committee of registrant’s board of directors (or persons performing the equivalent function):

       a) all significant deficiencies and material weaknesses in the design or operation of internal  control over financial reporting which are reasonably likely to adversely affect the registrant’s  ability to record, process, summarize and report financial information; and

       b) any fraud, whether or not material, that involves management or other employees who have a significant role in the registrant’s internal control over financial reporting.

Date: November 14, 2006	/s/ William Santo
William Santo, Chief Executive Officer

Exhibit 31.2

Certification of Principal Accounting Officer
Pursuant to Rule 13a-14(a) or Rule 15d-14(a)
of the Securities Exchange Act of 1934, as amended

I, Stephen Peary, Chief Financial Officer of FP Technology, Inc. (the “Company”), certify that:

       1. I have reviewed this Quarterly report on Form 10-QSB of the Company;

       2. Based on my knowledge, this report does not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements made, in light of the circumstances under which such statements were made, not misleading with respect to the period covered by this report;

       3. Based on my knowledge, the financial statements, and other financial information included in this report, fairly present in all material respects the financial condition, results of operations and cash flows of the registrant as of, and for, the periods presented in this report;

       4. As the registrant’s certifying officer, I am responsible for establishing and maintaining disclosure controls and procedures (as defined in Exchange Act Rules 13a-15(e) and 15d-15(e)) for the registrant and I have:

       a) designed such disclosure controls and procedures, or caused such disclosure controls and procedures to be designed under our supervision, to ensure that material information relating to the registrant, including its consolidated subsidiaries, is made known to us by others within those entities, particularly during the period in which this report is being prepared;

       b) evaluated the effectiveness of the registrant’s disclosure controls and procedures and presented in this report our conclusions about the effectiveness of the disclosure controls and procedures, as of the end of the period covered by this report based on such evaluation; and

       c) disclosed in this report any change in the registrant’s internal control over financial reporting that occurred during the period covered by this report that has materially affected, or is reasonably likely to materially affect, the registrant’s internal control over financial reporting.

       5. As the registrant’s certifying officer, I have disclosed, based on my most recent evaluation of internal control over financial reporting, to the registrant’s auditors and the audit committee of registrant’s board of directors (or persons performing the equivalent function):

       a) all significant deficiencies and material weaknesses in the design or operation of internal  control over financial reporting which are reasonably likely to adversely affect the registrant’s  ability to record, process, summarize and report financial information; and

       b) any fraud, whether or not material, that involves management or other employees who have a significant role in the registrant’s internal control over financial reporting.

Date: November 14, 2006	/s/ Stephen Peary
Stephen Peary, Chief Financial Officer

Exhibit 32.1

CERTIFICATION PURSUANT TO
18 U.S.C. SECTION 1350,
AS ADOPTED PURSUANT TO
SECTION 906 OF THE SARBANES-OXLEY ACT OF 2002

In connection with the Quarterly Report of FP Technology, Inc. (the “Company”) on Form 10-QSB for the period ended September 30, 2006 as filed with the Securities and Exchange Commission on the date hereof (the “Report”), We, William Santo, Chief Executive Officer and Stephen Peary, Chief Financial Officer certify, pursuant to 18 U.S.C. ss. 1350, as adopted pursuant to ss. 906 of the Sarbanes-Oxley Act of 2002, that:

      (1) The Report fully complies with the requirements of section 13(a) or 15(d) of the Securities Exchange Act of 1934; and

      (2) The information contained in the Report fairly presents, in all material respects, the financial condition and result of operations of the Company.

Dated: November 14, 2006	by: /s/ William Santo
Chief Executive Officer

by: /s/ Stephen Peary
Chief Financial Officer